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                                                             EXHIBIT 99(a)(1)(F)


                                FUTURELINK CORP.
                              2 South Pointe Drive
                              Lake Forest, CA 92630

                                  March 8, 2001


To:      All Employees of FutureLink Corp.

Re:      Supplemental Information Concerning Offer to Exchange


        We are sending you this memorandum to provide supplemental information concerning the Offer to Exchange dated February 12, 2001 (the "Offer to Exchange") in which we offered to exchange your outstanding options granted on or before January 31, 2001 under our Second Amended and Restated Stock Option Plan (the "Option Plan"). We also are extending the expiration date of the Offer to 5:00 p.m., Los Angeles time, on Thursday, March 15, 2001.

        This memorandum, the Offer to Exchange and the related Letter of Transmittal should be read together and constitute our offer to exchange your options (the "Offer"). These documents should be read carefully before any decision is made with respect to the Offer.

               THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00
              P.M., LOS ANGELES TIME, ON THURSDAY, MARCH 15, 2001,
                   UNLESS FUTURELINK CORP. EXTENDS THE OFFER.

         FINANCIAL STATEMENTS. Before deciding whether to tender your options pursuant to the Offer, we encourage you to review (1) the audited historical consolidated statements of operations data for the year ended December 31, 1998, which is included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, filed with the Securities and Exchange Commission (the "SEC") on March 29, 2000 as amended by Form 10-KSB/A filed with the SEC on May 31, 2000; and (2) the audited historical consolidated statements of operations data for the year ended December 31, 1999 and the audited selected historical consolidated balance sheets data as of December 31, 1999, which is included in our Prospectus dated February 14, 2001, filed with the SEC on February 16, 2001 pursuant to Rule 424(b) under the Securities Act. We also encourage you to review the historical consolidated statements of operations data for the nine months ended September 30, 2000 and the selected historical consolidated balance sheets data as of September 30, 2000, which are included in our quarterly report on Form 10-QSB for the fiscal quarter ended September 30, 2000, filed with the SEC on November 14, 2000, which data is unaudited, but includes, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. We are incorporating by reference each of these financial statements into our Offer to Exchange.

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         All of our quarterly and annual reports, as well as other reports, proxy statements and other information, including the Offer documents filed under cover of Schedule TO, can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 2120, Washington D.C. 20549; and at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, New York, New York 10048. Copies of such materials may also be obtained by mail, upon payment of the SEC's customary charges, from the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Information about the operation of this public reference room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants, including FutureLink, that file electronically with the SEC.

         CHANGE OF CONTROL TRANSACTIONS. We would like to supplement the Offer by further clarifying what might happen in the event there is a change of control of FutureLink.

         As indicated in the Offer to Exchange, if you DO tender your options in the Offer, and we are acquired during the period between the date of our acceptance of the options which are tendered and the date the new options are to be granted, the acquiror may not be obligated in connection with the acquisition to honor our original intent to issue the new options and may choose not to do so. In that case, optionees who tender their options pursuant to the Offer would lose all of such options.

         However, if you DO NOT tender your options pursuant to the Offer, then all of your options will continue in existence according to their terms. This means that, pursuant to the terms of our Option Plan, in the event we are acquired, the acquiror may elect to assume the options under the Option Plan or issue substitute options in their place. If the acquiror does not assume your options or issue substitute options, all of your options will vest and become exercisable during a ten-day period ending on the fifth day before the acquisition and any options you do not exercise during this period will be canceled.

         Although our Board of Directors has approved this Offer, neither FutureLink nor our Board of Directors makes any recommendation as to whether or not you should tender your options for exchange. You must make your own decision whether to tender your options. We strongly encourage you to evaluate carefully all of the information contained in the Offer documents and to consult your own legal, financial and/or tax advisors.

         THE OFFER IS NOW SCHEDULED TO EXPIRE AT 5:00 P.M., LOS ANGELES TIME, ON THURSDAY, MARCH 15, 2001, UNLESS WE EXTEND THE OFFER PURSUANT TO ITS TERMS. Thus, if you wish to tender your options in the Offer, you must validly tender and not withdraw all of your outstanding options to purchase shares of our common stock granted on or before January 31, 2001 under the Option Plan prior to the time of the Offer's scheduled expiration.


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         If you wish to tender your options for exchange, you must complete and sign the Letter of Transmittal in accordance with its instructions, and mail, fax or hand deliver it and any other required documents to us at FutureLink Corp., 2 South Pointe Drive, Lake Forest, California 92630 (facsimile: (949) 672-3771), attention: Denise McLaughlin.

         Any questions, requests for assistance or additional copies of any documents may be directed to Denise McLaughlin, FutureLink Corp., 2 South Pointe Drive, Lake Forest, California 92630 (facsimile: (949) 672-3771).



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